Exhibit 23.1



                          Independent Auditors' Consent

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (No. 33-65772, 333-32731, and 33-74408) on Form S-3 and registration statements (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 33-83223,
333-45518,  333-73046,  33-76496,  333-91058,  and  333-86080)  on  Form  S-8 of
Halliburton Company of our report dated March 13, 2003, except for Notes 1, 2, and 4, as to which the date is January 14, 2004, with respect to the consolidated balance sheet of Halliburton Company as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K/A (Amendment No. 1) of Halliburton Company.

Our report contains an explanatory paragraph that states the disclosures in the 2002, 2001 and 2000 consolidated financial statements related to reportable business segments have been restated.

Our report also refers to our audit of the adjustments that were applied to Halliburton Company's reportable segments to revise the 2001 and 2000 consolidated finanacial statements, as more fully described in Note 4 to the consolidated financial statements, as well as to our audit of the revisions to include the transitional disclosures required by Statement of Finanacial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.


/s/ KPMG LLP
-------------
 KPMG LLP


Houston, TX
March 13, 2003, except for Notes 1, 2 and 4 as to which the date is January 14, 2004